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Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-135623) of iLinc Communications, Inc., of our report dated June 13, 2006, on the consolidated balance sheets of iLinc Communications, Inc. as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in iLinc Communications, Inc.'s Annual Report on Form 10-K. We also consent to the use of our name as it appears under the caption "Experts".


/s/ Epstein, Weber & Conover PLC
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Scottsdale, Arizona
August 17, 2006